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               EXHIBIT 21 -- LIST OF SIGNIFICANT SUBSIDIARIES OF
                 THE BISYS GROUP, INC. AS OF SEPTEMBER 28, 1999

 1.  BISYS, Inc., a Delaware corporation
 2.  BISYS Plan Services, L.P., a Pennsylvania limited partnership
 3.  BISYS Research Services, Inc., a Delaware corporation
 4.  BISYS Fund Services, Inc., a Delaware corporation
 5.  Document Solutions, Inc., a Delaware corporation
 6.  Concord Holding Corporation, a Delaware corporation
 7.  BISYS Insurance Services, Inc., a Pennsylvania corporation
 8.  BISYS Networking Services, Inc., a Massachusetts corporation
 9.  BISYS Brokerage Services, Inc., a California corporation
10.  BISYS Education Services, Inc., a Louisiana corporation